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                                                                    EXHIBIT 23.4

                       CONSENT OF INDEPENDENT ACCOUNTANTS

    We hereby consent to the use in the Prospectus constituting part of this Registration Statement on Form S-4 of Phoenix Technologies Ltd. of our report dated January 29, 1998 relating to the financial statements of Award Software International, Inc., which appears in such Prospectus. We also consent to the references to us under the headings "Experts", "Award Selected Financial Data" and "Selected Historical and Unaudited Pro Forma Condensed Combined Financial Data" in such Prospectus. However, it should be noted that Price Waterhouse LLP has not prepared or certified such "Award Selected Financial Data" and "Selected Historical and Unaudited Pro Forma Condensed Combined Financial Data."

/s/ PRICE WATERHOUSE LLP

May 26, 1998